Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated June 21, 2007, relating to the consolidated financial statements as of March 31, 2007 and 2006 and for the years then ended and the related consolidated financial statement schedule of Alliance One International, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adoption of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132(R), as of March 31, 2007) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliance One International, Inc. for the year ended March 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

August 14, 2007